SECURITIES AND EXCHANGE COMMISSION

UNITED STATES

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 14, 2013

Body Central Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-34906	14-1972231
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6225 Powers Avenue
Jacksonville, FL	32217
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (904) 737-0811

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b), (c) and (e)                                       Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 14, 2013, Donna R. Ecton was elected by the Board of Directors to be the non-executive Chairman of the Board, effective immediately. Ms. Ecton has been a director of Body Central Corp. since May 2011. Ms. Ecton succeeds John K. Haley as Chairman of the Board, who served in that capacity since July 2012 during the transition period to a new senior executive team. Mr. Haley will continue to serve on the board of directors of the Company, which he has done since October 2010.

Item 5.07(a), (b) and (d)             Submission of Matters to a Vote of Security Holders

On May 15, 2013, the Company held an annual meeting of its stockholders to vote on the following proposals:

Proposal One:  The board of directors nominated two nominees to stand for election at the 2013 meeting and each of the nominees were elected by a plurality of votes cast by shares entitled to vote at the meeting. Therefore, in accordance with the voting results listed below, the nominees were elected to serve until the 2016 annual meeting and until their successors are elected and qualified.

Nominee	Votes For	Votes Withheld	Broker Non-Votes
John K. Haley	11,104,873	975,397	2,300,964
Robert Glass	11,227,377	852,893	2,300,964

Proposal Two: To approve an advisory resolution on executive compensation for fiscal year 2012.  In accordance with the voting results listed below, the Company’s executive compensation for fiscal year 2012 has been approved.

For	Against	Abstain	Broker Non-Votes
11,808,307	166,365	105,598	2,300,964

Proposal Three:  The board of directors selected the accounting firm of PricewaterhouseCoopers LLP to serve as the Company’s independent registered certified public accounting firm for fiscal 2013. The board of directors directed that the appointment of the independent accountants be submitted for ratification by the stockholders at the annual meeting. Therefore, in accordance with the voting results listed below, the appointment of PricewaterhouseCoopers LLP was ratified.

For	Against	Abstain
14,238,970	46,556	95,708

Item 9.01:               Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1                    Press release of Body Central Corp. dated May 16, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BODY CENTRAL CORP.
(registrant)

May 16, 2013	By:	/s/ Timothy J. Benson
Timothy J. Benson
Senior Vice President, Finance and Corporate Secretary